Report of Independent
Registered Public Accounting Firm

To the Board of Trustees
 and Shareholders of AQR Funds:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations, cash flows (AQR Diversified Arbitrage Fund only) and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of AQR International Equity Fund,
 AQR Diversified Arbitrage Fund, AQR Momentum Fund,
 AQR Small Cap Momentum Fund and
AQR International Momentum Fund (the Funds) at
December 31, 2009, and the results of each of their operations, cash flows (AQR Diversified Arbitrage Fund only), the changes in each of their net assets and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as financial statements) are the responsibility of the Funds management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
  We believe that our audits, which included confirmation of securities at December 31, 2009 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.



PricewaterhouseCoopers LLP
New York, New York
March 1, 2010